Exhibit 99.1

STEWART ENTERPRISES ANNOUNCES REQUIRED CONSENTS RECEIVED IN ITS CONSENT

SOLICITATION FROM HOLDERS OF ITS 6.50% SENIOR NOTES DUE 2019

JEFFERSON, LA June 12, 2013 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced today that its previously announced consent solicitation with respect to its 6.50% Senior Notes due 2019 (CUSIP No. 860370AM7 / ISIN No. US860370AM78) (the “Notes”) has been successful and that it has obtained the required consents contingent upon consummation of the transaction to (a) waive the requirement under the Indenture (defined below) to make a change of control offer to repurchase the Notes in connection with the previously announced proposed acquisition (the “Acquisition”) of Stewart by Service Corporation International (“SCI”) (NYSE: SCI) (the “Proposed Waiver”); and (b) amend Stewart’s reporting obligations (the “Proposed Amendment” and together with the Proposed Waiver, the “Proposed Waiver and Amendment”) under the Indenture.

A supplemental indenture, dated June 12, 2013, (the “Supplemental Indenture”) to the indenture governing the Notes, dated as of April 18, 2011 (the “Indenture”), by and among Stewart, certain of its subsidiaries as guarantors and U.S. Bank National Association, as trustee (the “Trustee”) giving effect to the Proposed Waiver and Amendment has been entered into.

In consideration for the consents to the Proposed Waiver and Amendment, Stewart will pay to the paying agent, on behalf of holders of Notes who delivered valid and unrevoked consents to the Proposed Waiver and Amendment on or prior to 5:00 p.m., New York City time, on June 12, 2013 (the “Expiration Date”), an aggregate cash payment equal to $2.50 per $1,000 principal amount of Notes for which such consents are validly delivered and unrevoked, 50% of which will be payable promptly after the Expiration Date (the “Initial Payment”) and the remaining 50% of which will be payable, if at all, promptly after the consummation of the Acquisition (the “Final Payment”). The Consent Solicitation will expire at the Expiration Date.

Upon the consummation of the Acquisition, SCI will, promptly following the closing of the Acquisition, issue a full and unconditional guarantee of the Notes (the “Guarantee”) as further consideration for consents to the Proposed Waiver and Amendment.

Except for the Proposed Waiver and Amendment, all of the existing terms of the Notes and the Indenture will remain unchanged. The effectiveness of the Proposed Waiver and Amendment is not a condition to the completion of the Acquisition, but is, however, a condition to the issuance of the Guarantees.

About Stewart Enterprises, Inc.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. Stewart currently owns and operates 217 funeral homes and 141 cemeteries in the United States and Puerto Rico.

Cautionary Statements

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from Stewart’s goals or forecasts. These risks and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Stewart related to the merger agreement; the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; the failure of SCI to obtain the necessary financing arrangements set forth in the commitment letter delivered pursuant to the merger agreement; the disruption of management’s attention from Stewart’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on Stewart’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in Stewart’s Annual Report on Form 10-K for the year ended October 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended April 30, 2013 filed with the Securities and Exchange Commission. Stewart disclaims any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:

Lewis J. Derbes, Jr.

Stewart Enterprises, Inc.

1333 S. Clearview Parkway

Jefferson, LA 70121

504-729-1400